EXHIBIT 23





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------

We consent to the incorporation by reference in Registration Statement No. 333-42859 of Merrill Lynch & Co., Inc., Merrill Lynch Preferred Capital Trust III, Merrill Lynch Preferred Funding III, L.P., Merrill Lynch Preferred Capital Trust IV and Merrill Lynch Preferred Funding IV, L.P. and Registration Statement No. 333-44173 of Merrill Lynch & Co., Inc., Merrill Lynch Preferred Capital Trust IV, Merrill Lynch Preferred Funding IV, L.P., Merrill Lynch Preferred Capital Trust V and Merrill Lynch Preferred Funding V, L.P. on Forms S-3 of our reports dated March 24, 2006, appearing in this Annual Report on Form 10-K of Merrill Lynch Preferred Capital Trust IV and Merrill Lynch Preferred Funding IV, L.P. for the year ended December 30, 2005.

/s/ Deloitte & Touche LLP


New York, New York
March 24, 2006